Exhibit 2.2

                      DATED THIS 17TH DAY OF SEPTEMBER 2004

                                     BETWEEN

                     WONG TWEE YOM (NRIC No.651023-06-5405)

                                       AND

                     NG SIEW CHOO (NRIC No. 650220-06-5290)

                                       AND

           SECURED DIGITAL APPLICATIONS (M) SDN BHD (Co. No. 174661-U)

       ------------------------------------------------------------------

                            GSC SHARE SALE AGREEMENT

       ------------------------------------------------------------------

         MESSRS ROSLEY ZECHARIAH
         ADVOCATES & SOLICITORS
         Lot 3B, Level 3  Block D
         Kompleks Pejabat Damansara
         Jalan Dungun
         50490 Kuala Lumpur
         tel no : 03-20925069
         fax no : 03-20925070
         (REF: RZ//2/1003)

THIS AGREEMENT is made this 17th day of September , 2004

BETWEEN

WONG TWEE YOM [NRIC: 651023-06-5405] of No. 7, Jalan SS24/23, Taman Megah 47301 Petaling Jaya and NG SIEW CHOO [NRIC:650220-06-5290 ] of No. 31, Jalan SS23/21, Taman Sea, 47301 Petaling Jaya , hereinafter referred to as "the Vendors") of the one part; and

SECURED DIGITAL APPLICATIONS (M) SDN BHD (Company No.174661-U), a company incorporated in Malaysia and having its registered office at 32B, Jalan 2/66, 47300, Petaling Jaya, Selangor (hereinafter referred to as "the Purchaser") of the other part.

WHEREAS

A GALLANT SERVICE CENTRE (M) SDN BHD (Company No.497893-T) is a company incorporated in Malaysia with its registered office at 12-B, Jalan 52/18, Petaling Jaya, Selangor Darul Ehsan (hereinafter referred to as "the Company"). The authorised share capital of the Company is Ringgit Malaysia One Hundred Thousand (RM100,000.00.) divided into 100,000 ordinary shares of Ringgit Malaysia One ( RM1.00) each only of which 100,000 ordinary shares have been issued and credited as fully paid-up ("the GSC Paid Up Capital").

B. The Company is in the business of providing computer sales and services and other services in the information technology industry.

C. GALLANT IT HOLDINGS SDN BHD (Company No.504264-K) ("GITH") is a company incorporated in Malaysia with its registered office at 12-B, Jalan 52/18, Petaling Jaya, Selangor Darul Ehsan. The authorised share capital of GITH is Ringgit Malaysia Five Million (RM5,000,000.00) divided into 5,000,000 ordinary shares of Ringgit Malaysia One ( RM1.00) each only of which 1,886,000 ordinary shares have been issued and credited as fully paid-up ("the GITH Paid Up Capital"). The Vendors are the registered owners of the GITH Paid Up Capital.

D. GITH is in the business of trading and retailing of computers in particular Apple Computers, computer software and in other related information technology.

E.   GITH presently has investments in the Related Companies as set out below;

                  ----------------------------- ---------------------------- ------------------------------------
                  Company                                Ordinary                          Percentage of
                                                ---------------------------                ordinary shares (%)
                                                         shares of
                                                        RM1.00 each
                  ----------------------------- ---------------------------- ------------------------------------
                                GZ                        100,000                              50%
                  ----------------------------- ---------------------------- ------------------------------------
                                GITD                      500,000                             100%
                  ----------------------------- ---------------------------- ------------------------------------
                                GF                        915,000                             100%
                  ----------------------------- ---------------------------- ------------------------------------

F. GITH and the Vendors are desirous of raising additional capital to fund the working capital needs, retail activities and other operations of GITH and the working capital and other financing needs of the Related Companies.

G. The Purchaser is desirous of investing in GITH, through GSC and pursuant thereto the LOI was executed between the Vendors and the Purchaser. The LOI provided inter alia that the investment by the Vendor into GITH would be structured and will involve the execution of the following agreements; and

     i.   this Agreement ("the GSC Share Sale Agreement"); and

     ii. the Subscription Agreement, the Shareholders Agreement and the GITH Management Agreements.

H. For the purposes of achieving the objectives set out in Recital G above the Vendors have agreed to sell and the Purchaser has agreed to purchase the 100,000 ordinary shares in the Company owned by the Vendors in the proportions set out in the table following ("the Said Shares") for the consideration and upon the terms and conditions hereinafter contained.

        --------------------------------------- -------------------------------------- -------------------------------------
        Name of shareholder                     No of ordinary  shares in the Company  Percentage of GSC Paid Up Capital to be sold to Vendor
        --------------------------------------- -------------------------------------- -------------------------------------
        Wong Twee Yom                           50,000                                 50%
        --------------------------------------- -------------------------------------- -------------------------------------
        Ng Siew Choo                            50,000                                 50%
        --------------------------------------- -------------------------------------- -------------------------------------
        Total                                   100,000                                100%
        --------------------------------------- -------------------------------------- -------------------------------------

NOW IT IS HEREBY AGREED as follows -

1.   DEFINITIONS AND INTERPRETATION

1.1 In this Agreement and the Schedules, unless the context otherwise requires, the following expressions shall have the meanings set out against them:-

     "Approval" means the approval referred to in Clause 2.

"Audited Accounts" means the Audited Accounts of the company for the financial period ending 31st December 2003 which shall include the relevant balance sheet and profit and loss accounts for the same financial period.

"Balance Sheet Date" means management accounts of the Company and the Related Companies which shall include profit and loss statements, balance sheets and cash flow statements drawn up until 31/08/04.

"Company" means GALLANT SERVICE CENTRE (M) SDN BHD (Company No. 497893-T);

"Completion Date" means the completion date set out in Clause 3.

"Directors" means the directors of the Company.

"GF" means Gallant Focus (M) Sdn Bhd (Company No.: 316966-M) a company incorporated in Malaysia with an authorised share capital of Ringgit Malaysia One Million (RM1,000,000) only of which Nine Hundred Fifteen Thousand (915,000) ordinary shares of par value RM1.00 each only have been issued and are fully paid-up;

"GITD" means Gallant IT Distribution (M) Sdn Bhd (Company No.: 480471-V) a company incorporated in Malaysia with an authorised share capital of Ringgit Malaysia Five Hundred Thousand (RM500,000) only of which Five Hundred Thousand (500,000) ordinary shares of par value RM1.00 each only have been issued and are fully paid-up;

"GITH Management Agreements" means the;

     (i) agreement between the Vendors and the GITH to regulate the provision of management services, particularly in relation to sales and operations, by the Vendors to GITH and the Related Companies,

     (ii) agreement between the Purchaser and GITH to regulate the provision of management services, particularly in relation to finance and administration services by the Purchaser to GITH and the Related Companies,

"GZ" means Gallant Zone (M) Sdn Bhd (Company No.: 498849-X), a company incorporated in Malaysia with an authorized capital of RM500,000 of which 200,000 ordinary shares of par value RM1.00 each only have been issued and fully paid up ("the GZ Issued Shares");

"Management Accounts" means the Management Accounts of the Company as at 31/08/04 which shall include the relevant balance sheet , profit and loss accounts and cash flow statements from the date of the Audited Account up until the Balance Sheet Date.

"Memorandum and Articles of Association" means the Memorandum and Articles of Association of the Company.

"the Parties" or "the Party" means the Purchaser and the Vendors and such one of them as the case may be.

"the Purchaser s Accountants" means Messrs Horwath, KL

"the Purchaser's Solicitors" means Messrs. Rosley Zechariah, Lot 3-B, Level 3, Block D, Kompleks Pejabat Damansara, Jalan Dungun, 50490 Kuala Lumpur.

"Related Companies" means the companies in which the Company is a shareholder and includes GF, GITD and GZ;

"Ringgit" and the sign "RM" means the lawful currency of Malaysia.

"Shareholders Agreement" means the agreement between the Company and the Vendors to regulate their agreement as members of GITH to be executed simultaneously with the execution of this Agreement;

"Subscription Agreement" means the Subscription Agreement executed on even date between the Purchaser, the Vendors, the Company and GITH to govern the terms of the subscription by the Company for the ordinary shares and the redeemable convertible preference shares in GITH:

" Said Shares" means One Hundred Thousand (100,000) ordinary shares of Ringgit Malaysia One (RM1.00) each only in the Company to be purchased by the Purchaser under this Agreement.

"Working Day" means a day other than a Saturday or a gazetted public holiday.

     1.2 Any reference to "Completion" shall mean completion of the sale and purchase of the said Shares in accordance with Clause 5.

     1.3 Any reference to "Shares" means the Ordinary Shares of the Company and "a Share" means any of the shares.

     1.4 Any reference to "Taxation" shall comprise all forms of taxation whether of Malaysia or elsewhere in the world, past, present and future (including, without limitation, income tax, capital gains tax, stamp duty, customs and other import or export duties) and all other statutory, governmental or state impositions, duties and levies and all penalties, charges, costs and interest relating to any claim (and for this purpose the expression "claim" shall include any notice, demand, assessment, letter or other document issued or action taken by the inland revenue or other statutory or governmental authority, body or official whosoever (whether of Malaysia or elsewhere in the world) whereby the Company is or may be placed or sought to be placed under a liability to make a payment or deprived of any relief, allowance, credit or repayment otherwise available).

     1.5 Any reference to "transaction" shall include any transaction, act, event or omission of whatever nature and references to any transaction effected on or before completion shall include the combined result of two or more transactions, the first of which shall have taken place (or be deemed to have taken place) or the commencement of which shall have occurred (or be deemed to have occurred) on or before completion.

     1.6 Any reference to "Purchaser" shall mean either the Purchaser or such other person(s) as such Purchaser may nominate to perform its obligations under this Agreement and upon such nomination, such person(s) shall, for each and every purpose under this Agreement, be deemed to be the Purchaser.

     1.7 References to Clauses, Recitals, Appendices and Schedules are to clauses, recitals, appendices and schedules to this Agreement.

     1.8 The headings are for convenience only and shall not affect the interpretation hereof.

2.   CONDITIONS PRECEDENT

2.1 Notwithstanding anything herein contained to the contrary, this Agreement shall be conditional upon the execution of the following agreements on or before 20th September 2004 unless otherwise extended by the parties hereto:-

     2.1.1. The execution of the Subscription Agreement ;

     2.1.2 The execution of the Shareholders Agreement; and

     2.1.3 The execution of the GITH Management Agreements.

2.2 The Purchaser being satisfied with the results of the Purchaser's Accountants investigations into the financial, contractual, tax and trading position and prospects of the Company and with the results of the due diligence exercise on the Company, GITH and the Related Companies pursuant to the Subscription Agreement.

2.3 Such other consents or approvals (if any) as may be necessary from any third party, governmental or regulatory body or relevant competent authority having jurisdiction over the transactions contemplated under this Agreement including the execution of and the completion of this Agreement.

2.4. Notwithstanding the conditions precedent set out above, the Purchaser may at their sole and absolute discretion waive the fulfillment of any one or more of the same.

2.5 The date falling on the day on which the last of the aforesaid Approvals have been achieved and fulfilled shall be the Unconditional Date for this Agreement.

3.   COMPLETION DATE

     The Completion Date shall occur on or before the seventh (7th) day from the Unconditional Date.

4.   PURCHASE PRICE

     4.1.1 Subject to the provisions of this Agreement, the Vendors agree to sell and the Purchaser to purchase the Said Shares free from all charges, liens, pledges, trust and other encumbrances and with the rights, benefits and entitlements now or hereafter attaching thereto for a purchase consideration of Ringgit Malaysia One Hundred Thousand (RM100,000.00) ("the Purchase Price") payable in one bullet payment on the Completion Date.

5.   COMPLETION

5.1 Subject to the fulfillment of the Approvals contained in Clause 2, completion of the sale and purchase of the Said Shares shall take place at the office of the Purchaser's Solicitors on the Completion Date.

5.2 On the Completion Date, the Vendors shall deliver to the Purchaser or the Purchaser's Solicitors the following:-

     5.2.1 the share certificates in respect of the Said Shares;

     5.2.2 the valid and registrable Memoranda of Transfer in Form 32A duly executed by them in favour of the Purchaser in respect of the said Shares (hereinafter referred to as the "Transfer Forms").

     5.2.3 such other documents as may be required to give good title of the Said Shares to the Purchaser and to enable the Purchaser or its nominees to be the registered proprietor of the said Shares

     5.2.4 a certified extract of the resolutions of the Directors:-

          (a) approving the transfer and registration of the Said Shares in favour of the Purchaser;

          (b)  appointing the nominees of the Purchaser as Directors; and

          (c) amending the mandates given by the Company to its bankers as the Purchaser may direct (together with all such forms necessary to amend the mandates duly executed);

     5.2.5 letters of resignation of all Directors in the Company in such form as may be prescribed by the Purchaser with effect from the Completion Date without payment, compensation, damages or any other sum for loss of office, which said resignations shall be duly accepted;

     5.2.6 letters of resignation of the secretary and auditors of the Company from their respective office, with written acknowledgment from each of them executed as a deed in such form as the Purchaser may prescribe that he has no claim against the Company in respect of breach of contract, compensation for loss of office or on any other grounds whatsoever;

     5.2.7 the Company's common seal, its certificate of incorporation and all available copies of its Memorandum and Articles of Association;

     5.2.8 copies of all licenses, documents, schedules, records, notices, certificates and all other documents whatsoever in respect of carrying on the business of the Company.

5.3 On the Completion Date, the Purchaser shall pay the sum of Ringgit Malaysia One Hundred Thousand (RM100,000.00) to the Vendors by way of bank draft or cashiers order in exchange for all the documents referred to in Item 5.2.

5.4 If any of the documents required to be delivered by the Vendors to the Purchaser on the Completion Date , are not forthcoming for any reason or if in any other respect the foregoing provisions of this Clause are not fully complied with the Parties shall fix a new day, being a day not later than seven (7) days from the Completion Date, for completion. In the event that the Vendors shall still be unable to deliver such documents or comply fully with the provisions of this Clause on the new day fixed for completion, the Purchaser shall be entitled (in addition to and without prejudice to all other rights or remedies available to it) to elect to rescind this Agreement or to effect completion so far as practicable having regard to the defaults which have occurred. In the event of rescission, all monies paid by the Purchaser shall be returned forthwith.

6.   BASIS OF SALE

     Notwithstanding any provision to the contrary contained herein, the sale and purchase of the said Shares shall be on the basis that on the Completion Date, the Company, GITH and the Related Companies shall have no liabilities whatsoever except those disclosed in the Audited Account or Management Accounts.

7.   MANAGEMENT AND OPERATION OF THE COMPANY

7.1 After the Completion Date, the Board of Directors of the Company shall comprise solely of nominees of the Purchaser and the management and operation of the Company shall vest solely with the Purchaser.

8.   VENDOR'S WARRANTIES

8.1 The Vendors acknowledge that the Purchaser has entered into this Agreement in full reliance of the representations made by the Vendors in respect of the Company as set out in this Agreement and in Schedule 1 hereto.

8.2 The Vendors hereby warrant and undertake to and with the Purchaser and their respective successors-in-title as follows:-

     8.2.1 the recitals and the Schedules as annexed hereto are true and correct in all material respects;

     8.2.2 the Vendors are the registered owner of the Said Shares and the Said Shares are free and clear of any pledges, liens, claims, charges, trust or other encumbrances and that the Said Shares shall be transferred to the Purchaser together with all rights, benefits and entitlements attached thereto;

     8.2.3 that there is no arrangement, agreement, option or any right made, granted or issued by the Company which calls for the issue or accord to any person the right to call for the issue of any shares, debentures or securities of any kind of the Company;

     8.2.4 the Vendors have full legal right, power and authority to execute, deliver and perform their respective obligations under this Agreement and all such other agreement, deeds, documents and instruments as are specified or referred to in this Agreement;

     8.2.5 there is no provision of the Company's Memorandum and Articles of Association and no provision of any existing contract, agreement or instrument binding on the Company or the Vendors which has been or would be contravened by the execution and delivery of this Agreement and such other agreements, deeds, documents and instruments as are specified or referred to in this Agreement or by the performance or observance by the Company or the Vendors of any of the terms hereof or thereof;

     8.2.6 all consents, approvals, licences and authorizations of, and all filings and registrations with, any governmental or statutory agency or authority necessary for the due execution and delivery of this Agreement will, as far as the same are required to be done or performed by the Vendors, by the Completion Date, be obtained, and all consents, approval, licences, authorizations, filings and registrations necessary for the performance or enforceability hereof and for the performance by the Vendors and the Company of their respective obligations under this Agreement will, by the Completion Date, be obtained and will be in full force and effect as at Completion Date;

     8.2.7 that neither the Company nor its shareholders or directors have committed and/or is in breach of any of the law or the laws of Malaysia in relation to the affairs of the Company and having an adverse material effect on the affairs of the Company;

     8.2.8 that there are no other classes of shares in the capital of the Company except ordinary shares which rank pari passu among themselves;

     8.2.9 that the Vendors are or will be the only shareholders for the time being of the Company at the Completion Date;

8.3 The Vendors hereby undertake to indemnify and keep indemnified the Purchaser and their successors-in-title against all or any losses, damages, claims, demands arising out of a breach or breaches of the warranties, undertakings and covenants given in this Agreement and Schedule 1 or misrepresentations in any material respect under the terms of this Agreement and Schedule 1 or for any breach of any term and-condition hereof and against all debts and liabilities incurred by the Company which are not disclosed in the Audited and/or Management Accounts and which become payable by the Company including any costs lawfully due in connection therewith.

8.4 The said undertaking and indemnity in Clause 8.3 shall be separate and independent and shall not be limited by any of the provisions contained in this Agreement.

8.5 If prior to the Completion Date it shall be found that any of the warranties or undertakings contained under this Agreement and in Schedule 1 are untrue or incorrect in any material respect the Purchaser shall be entitled by notice in writing to the Vendors to rescind this Agreement and the agreements set out in Recital G (but without prejudice to any other rights to which the Purchaser may be entitled at law) but failure to exercise this right shall not constitute a waiver of any other rights of the Purchaser or their respective successors-in-title arising out of any breach of warranty or undertaking. Rescission of this Agreement under this Clause 8.5 shall not extinguish any right to damages to which the Purchaser or its successors in title may be entitled in respect of the breach of this Agreement.

8.6 Each of the representations, warranties, undertakings contained in this Agreement and in Schedule 1 shall be separate and independent. The rights and remedies of the Purchaser in respect of a breach or breaches of the warranties or undertakings shall not be effected or determined by the completion of the sale and purchase of the said Shares hereunder or by the Purchaser rescinding or failing to rescind this Agreement or by any other event or matter whatsoever, except a specific and duly authorised written waiver or release by the Purchaser, and no single or partial exercise or any right or remedy shall preclude any further or other exercise.

8.7 The rights and remedies of the Purchaser in respect of a breach or breaches of the warranties and undertakings shall not be affected or determined by any investigation made by or on behalf of the Purchaser into the affairs of the Company.

8.8 The Vendors hereby represent, warrant to and undertake with the Purchaser and its successors-in-title that each of the representations, warranties and undertakings contained in this Agreement and Schedule 1 will be true and accurate in all material respects on Completion Date. as though the same were made on Completion Date.

9.   DEFAULT BY VENDOR

     Without prejudice to any provision herein contained, in the event that the Vendors shall commit any breach of this Agreement and/or that any of the representations, warranties or covenants of the Vendors contained in this Agreement or Schedule 1 shall be false or incorrect or misrepresented, the Purchaser shall be entitled to terminate this Agreement and the Agreements set out in Recital G above and the Purchaser shall be entitled to agreed damages of RM30,000.00 only and upon the payment of the same by the Vendors, the Purchaser shall have no further claims against the Vendor. In the alternative, the Purchaser may elect for specific performance of this Agreement.

10.  DEFAULT BY PURCHASER

     Without prejudice to any provision herein contained, in the event that the Purchaser shall commit any breach of this Agreement and/or that any of the representations, warranties or covenants of the Purchaser contained in this Agreement are untrue, the Vendors shall be entitled to terminate this Agreement and the Vendors shall be entitled to agreed damages of RM30,000.00 only and upon the payment of the same by the Purchaser, Vendors shall thereafter have no further claims against the Purchaser.

11   ACCESS TO COMPANY TO CARRY OUT DUE DILIGENCE EXERCISE

     11.1 The Vendors hereby covenant with the Purchaser to exercise the Vendors powers for the time being in the Company to procure that the Company will, at the request of the Purchaser and at any time and from time to time before the Completion Date, give to any authorised representative(s) of the Purchaser, the Purchaser's Solicitors and the Purchaser's Accountants all assistance and facilities for inspecting the share registers, accounts, books and records and all other documents of the Company ("the Company's Documents") and to allow such authorised representative(s) of the Purchaser, the

          Purchaser's Solicitors or the Purchaser's Accountants to make copies of the same (hereinafter referred to as "the said Inspection"'). For the purpose of the said Inspection the Company's Documents, the authorised representative(s) of the Purchaser shall be granted full and unrestricted access to the premises of the Company or such other premises where the Company's Documents may be found.

     11.2 In the event of the Purchaser discovering any breach of warranty or material discrepancy(ies) in the accounts of the Company pursuant to the said Inspection, the Purchaser shall notify the Vendors in writing itemising the breach or discrepancies. The Vendors shall within seven
          (7) days of receipt of the notice meet with the Purchaser to resolve the breach or discrepancy (ies). In the event that either the breach and/or the discrepancy(ies) cannot be resolved, then the Purchaser shall be entitled to terminate this Agreement whereby the Vendor shall refund to the Purchaser within seven (7) days all monies paid to the Vendor together with all interest accrued. For purposes of this clause only, a material discrepancy shall mean any discrepancy that is in excess of Ringgit Malaysia Ten Thousand (RM10,000.00).

12.  RELEASE AND INDULGENCE BY THE PARTIES

     Any liability to any of the Parties hereunder may in whole or in part be released, compounded or compromised by time or indulgence given by the other Parties in their absolute discretion without in any way prejudicing or affecting their rights against that party.

13.  SECRECY

13.1 The Parties hereto hereby undertake that they shall keep strictly secret and confidential all information of a proprietary nature relating to the operations of the Company.

13.2 Each of the Parties hereto covenants with the other Party to maintain strict confidence and secrecy of all information of a proprietary nature it shall receive directly or otherwise, pursuant to this Agreement save and except such disclosure as are required to be made pursuant to the laws of Malaysia.

14.  NOTICES

14.1 Subject as otherwise provided in this Agreement, all notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by prepaid registered post or by facsimile message addressed to the intended recipient thereof at its address or its facsimile number set out below (or to such other address or facsimile number as any party may from time to time notify the others for the purpose of this Clause).

14.2 Any notice, demand or communication shall be deemed to have been duly served:-

     14.2.1 If delivered personally, on the day of delivery ;

     14.2.2 If sent by facsimile on the day of the conclusion of transmission;
            and

     14.2.3 If sent by letter, 5 days after posting and in proving the same it shall be sufficient to show that the envelope containing the notice, demand or communication was duly addressed, stamped and posted.

14.3 The initial addresses and facsimile numbers of the Parties for the purposes of this Agreement are:

     14.3.1 The Purchaser:

            32B, Jalan 2/66, 47300, Petaling Jaya, Selangor.


     14.3.1 The Vendors:

             Wong Twee Yom :
             Correspondence Address: 7, Jalan SS24/23, Taman
             Megah 47301, Petaling Jaya, Selangor
             Residence Address: E-1628,
             Kg Baru, Tanah Putih, 25100 Kuantan, Pahang

             Ng Siew Choo:
             Correspondence Address: 31, Jalan 23/21, Taman SEA,
             47301 Petaling Jaya, Selangor
             Residence Address: B-1944, Taman
             Pasifik, 25100 Kuantan, Pahang.

15.  NO ASSIGNMENT

15.1 None of the Parties hereto shall transfer or assign all or any of its rights obligations or benefits hereunder to any third party except to its successors-in-title, PROVIDED that such successors-in-title shall first have agreed in writing to assume the obligations of its predecessor under this Agreement and be bound by this Agreement in place of its predecessor.

15.2. Notwithstanding the provisions of Clause 16.1, the Parties hereto agree with each other that the Purchaser shall be entitled to nominate a nominee or nominees to perform all or any of the Purchaser's obligations under this Agreement and upon such nomination, such nominee or nominees shall, for each and every purpose under this Agreement, be deemed to be the relevant Purchaser or Purchaser (as the case may be)

16.  COSTS

     Each of the Parties hereto shall bear its own legal and other costs and expenses in connection with this Agreement and the sale and purchase of the said Shares provided that the Purchaser shall pay the stamp duty payable upon the transfer of the said Shares.

17.  ENTIRE AGREEMENT & MODIFICATION

17.1 This Agreement herein embodies all the terms conditions agreed upon amongst the Parties hereto as to the subject matter of this Agreement and supersedes and cancels in all respects all previous agreement and undertaking, amongst Parties hereto with respect to the subject matter hereof whether such be written or oral.

17.2 This Agreement shall not be altered, changed, supplemented, or amended except by written instrument signed by the Parties hereto.

18.  SCHEDULES

     The Recitals and Schedules to this Agreement and the provision contained therein shall have the same force and effect as if set out in the body of this Agreement.

19.  GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of Malaysia and the Parties agree to subject to the exclusive jurisdiction of the Court in Malaysia.

            [THE REST OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

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
     IN WITNESS WHEREOF the Parties hereto have hereunto set their hands and seal the day and year first above written.

     SIGNED by the Vendor, WONG TWEE YOM              )
     [NRIC NO:651023-06-5405]                         ) /s/  Wong Twee Yom
     in the presence of:                              )

     Renu Zechariah
     Advocate & Solicitor
     Kuala Lumpur


     SIGNED by the Vendor NG SIEW CHOO                )
     [NRIC NO. 650220-06-5290]                        ) /s/  Ng Siew Choo
     in the presence of:                              )

     Renu Zechariah
     Advocate & Solicitor
     Kuala Lumpur



     SIGNED BY LIM SOON HOCK                          )
     For and on behalf SECURED DIGITAL                ) /s/  Lim Soon Hock
     APPLICATIONS (M) DN BHD                          )
     (Company No.174661-U                             )
     in the presence of:                              )

     Renu Zechariah
     Advocate & Solicitor
     Kuala Lumpur

                                   SCHEDULE 1

1.   INFORMATION

     The Recitals are true and all information which has been given by any of the directors or any of the official or professional advisers of the Company or any of the Vendors to any of the Purchaser or any of the professional advisers of the Purchaser in the course of the negotiations leading to this Agreement was when given true, complete and accurate in all material respects and after making due and careful enquiries the Vendors are not aware of any fact or matter not disclosed in writing to the Purchaser which renders any such information untrue, inaccurate or misleading or the disclosure of which might reasonably affect the willingness of the Purchaser to purchase the Said Shares on the price at or terms upon which the Purchaser would be willing to purchase them.

2.   COPIES OF ACCOUNTS, MEMORANDUM AND ARTICLES, ETC

     The copies of the Audited Accounts and the Management Accounts, the Memorandum and Articles of Association of the Company and documents evidencing the Company's title to the Property delivered to the Purchaser are true copies and in the case of the Memorandum and Articles of Association have attached thereto copies of all such resolutions and agreements as are required by law to be delivered to the Registrar of Companies for registration.

3.   ACCOUNTS

3.1 The Audited Accounts have been prepared in accordance with the law and on a consistent basis in accordance with accounting principles, standards and practice generally accepted at the date hereof in Malaysia so as to give a true and fair view of the state of the affairs of the Company at the Balance Sheet Date and of the profits and losses for the period concerned and as at that date make:

(a)  full provision for all actual liabilities;

(b) proper provision (or note in accordance with good accountancy practice) for all contingent liabilities; and

(c)  provisions reasonably regarded as adequate for all bad and doubtful debts.

3.2 Full provision or reserve has been made in the Audited Accounts for all taxation liable to be assessed on the Company or for which it is or may become accountable in respect of:

(a) profits, gains or income (as computed for taxation purposes) arising or accruing or deemed to arise or accrue on or before the Balance Sheet Date;

(b) any transactions effected or deemed to be effected on or before the Balance Sheet Date or provided for in the Audited Accounts; and

(c) distributions made or deemed to be made on or before the Balance Sheet Date or provided for in the Audited Accounts.

3.3 Proper provision or reserve for deferred taxation in accordance with accounting principles and standards generally accepted at the date hereof in Malaysia has been made in the Audited Accounts.

4.   CHANGES SINCE BALANCE SHEET DATE

Since the Balance Sheet Date as regards the Company:-

(a) it has not disposed of any assets or assumed or incurred any material liabilities (including contingent liabilities) otherwise than in the ordinary course of carrying on its business;

(b) no dividend or other distribution has been declared, made or paid to its members except as provided for in the relevant balance sheet;

(c) it has not borrowed any money other than as disclosed in the Audited Accounts; and

(d) the Vendors after making due and careful enquiries have not learnt of any circumstances making bad or doubtful any of its book debts.

5.   LITIGATION

5.1 The Company is not at present engaged whether as plaintiff or defendant or otherwise in any legal action, proceeding or arbitration (other than as plaintiff in the collection of debts arising in the ordinary course of its business) or being prosecuted for any criminal offence.

5.2 There are no circumstances known to the Vendors after making due and careful enquiries likely to lead to any such claim or legal action proceeding or arbitration (other than as aforesaid) or prosecution.

6.   TAXATION

     To the best of the knowledge, information and belief of the Vendors after making due and careful enquiries there is no liability to taxation in respect of which a claim could be made and there are no circumstances likely to give rise to such a liability.

7.   CONTRIBUTIONS

7.1 All deductions and payments required to be made by the Company in respect of contributions (including employer's contributions) to any relevant competent authority have been so made.

7.2 Proper records have been maintained in respect of all such deductions and payments and all regulations applicable thereto have been complied with.

8.   TAX RETURNS

     The Company has duly made all returns and given or delivered all notices, account and information which on or before the date hereof ought to have been made, given or delivered for the purposes of taxation and all such returns, notices, accounts and information (and all other information supplied to the Inland Revenue Board or the Customs and Excise or other fiscal authority concerned for any such purpose) have been correct and made on a proper basis and none of such returns, notices, accounts or information is disputed in any material respect by the fiscal authority concerned and there is no fact known to the Vendors after making due and careful enquiries which might be the occasion of any such dispute or of any claim for taxation in respect of any financial period down to and including the Balance Sheet Date not provided for in the Audited Accounts.

9.   EMPLOYEES

9.1 Save as disclosed in writing to the Purchasers there are not in existence any contracts of service with Directors or employees of the Company, nor any consultancy or management agreements with the Company.

9.2 Save as disclosed in writing to the Purchasers the Company does not have in existence and is not proposing to introduce any share incentive scheme, share option scheme or profit sharing scheme for all or any part of its Directors or employees.

10.  DEBTS TO, CONTRACTS WITH CONNECTED PERSONS

     There are:

     (a) no loans made by the Company to any of the Vendors and/or any Directors;

     (b)  no debts owing to the Company by the Vendors and/or any Directors;

     (c)  no debts owing by the Company;

     (d)  no securities for any such loans or debts as aforesaid; and

     (e) no existing contracts or engagements to which the Company is a party and in which any of the Vendors and/or any Director is interested.

11.  CAPITAL COMMITMENTS, UNUSUAL CONTRACTS, GUARANTEES

     The Company:

     (a) does not have any material capital commitments and will not pending completion undertake any material capital commitments without the written consent of the Purchaser;

     (b) is not a party to any contract entered into otherwise than in the ordinary and usual course of business or any contract of an onerous or long-term nature;

     (c) has not delegated any powers under a power of attorney which remains in effect;

     (d) has not by reason of any default by it in any of its obligations become bound or liable to be called upon to repay prematurely any loan capital or borrowed moneys;

     (e) is not a party to any agreement which is or may become terminable as a result of the Vendors' entry into or completion of this Agreement; or

     (f) has not entered into or is not bound by any guarantee or indemnity under which any liability or contingent liability is understanding.

12.  BOOK DEBTS

     None of the book debts which are included in the Audited Accounts or which have subsequently arisen have been outstanding for more than three (3) months from their due dates for payment and all such debts have realised or will realise in the normal course of collection their full value as included I the Audited Accounts or in the books of the Company after taking into account the provision for bad and doubtful debts made in the Audited Accounts.

13.  ASSETS

     Save for the assets as listed in Schedule 2 as annexed hereto, the Company has no other assets.

14.  OTHER AGREEMENTS

     The Company is not a party to any lease, tenancy, licence, concession or agreement of whatsoever nature.

15.  STATUTORY AND OTHER REQUIREMENTS, CONSENTS AND LICENCES

     All statutory and other requirements applicable to the carrying on of the business of the Company as now carried on, and all conditions applicable to any licences and consents involved in the carrying on of such business, have been complied with and the Vendors are not aware of any breach thereof or of any intended or contemplated refusal or revocation of any such licence or consent.

16.  BOOKS AND RECORDS

     The records, statutory books and books of account of the Company are duly entered upon and maintained in accordance with all legal requirements applicable thereto and contain true, full and accurate records of all matters required to be dealt with therein and all such books and all records and documents (including documents of title) which are its property are in its possession or under its control and all accounts, documents and returns required to be delivered or made to the Registrar of Companies have been duly and correctly delivered or made.

17.  SUBSIDIARIES AND ASSOCIATED COMPANIES

     The Company has no other subsidiaries and related companies (as defined in the Companies Act, 1965 (Act 125) other than as disclosed.

18.  POSITION FROM DATE OF AGREEMENT TO COMPLETION

     The Vendors shall ensure that the Company will not prior to Completion Date without the prior consent of the Purchaser:-

     (a) create extend grant or issue or agree to create extend grant or issue any mortgages charges debentures or other securities;

     (b) create or issue or agree to create or issue any share or loan capital or give or agree to give any option in respect of any share or loan capital;

     (c)  enter into any long term or abnormal contract or capital commitment;

     (d) do or suffer anything otherwise than in the ordinary course of its present day to day business whereby its financial position shall be rendered less favourable than at the Balance Sheet Date in relation to the Management Accounts;

     (e) pass any resolution by its members in general meeting or make any alteration to the provisions of its Memorandum of Association;

     (f) in any way depart from the ordinary course of its day to day business either as regards the nature scope or manner of conducting the same;

     (g) pay or agree to pay to its Directors or officers or any of them any remuneration or other emoluments or benefits whatsoever other than those which have been disclosed to the Purchaser;

     (h)  acquire any assets on hire purchase or deferred terms;

     (i)  dispose of any material part of its fixed assets;

     (j)  grant any tenancy or lease of the Property or any part thereof;

     (k) permit any liens to arise on any of its assets other than liens arising by statute or by operation of law in the ordinary course of business; and

     (l) knowingly permit any of its normal insurance policy to lapse or do anything to make any policy of insurance void or voidable.

                                   SCHEDULE 2


                                     ASSETS


                                       22